Exhibit e (viii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K



                 Amended and Restated Amendment #1 to Exhibit A
                                     to the
                             Distributor's Contract

                              THE HUNTINGTON FUNDS
                              INVESTMENT A SHARES

                          FUNDS                           DATE ADDED TO CONTRACT
Huntington Dividend Capture Fund                               June 23, 2006
Huntington Fixed Income Securities Fund                        June 23, 2006
Huntington Florida Tax-Free Money Fund                         June 23, 2006
Huntington Growth Fund                                         June 23, 2006
Huntington Income Equity Fund                                  June 23, 2006
Huntington Intermediate Government Income Fund                 June 23, 2006
Huntington International Equity Fund                           June 23, 2006
Huntington Macro 100 Fund                                      June 23, 2006
Huntington Michigan Tax-Free Fund                              June 23, 2006
Huntington Mid Corp America Fund                               June 23, 2006
Huntington Money Market Fund                                   June 23, 2006
Huntington Mortgage Securities Fund                            June 23, 2006
Huntington New Economy Fund                                    June 23, 2006
Huntington Ohio Municipal Money Market Fund                    June 23, 2006
Huntington Ohio Tax-Free Fund                                  June 23, 2006
Huntington Real Strategies Fund                                April 30, 2007
Huntington Rotating Markets Fund                               June 23, 2006
Huntington Short/Intermediate Fixed Income Securities Fund     June 23, 2006
Huntington Situs Small Cap Fund                                June 23, 2006
Huntington U.S. Treasury Money Market Fund                     June 23, 2006


      The following provisions are hereby incorporated and made part of the Distributor's Contract dated June 23, 2006, between The Huntington Funds ("Investment Company") and Edgewood Services, Inc. ("Edgewood") with respect to the Class of Investment A Shares of the Funds set forth above.


   1. The Investment Company hereby appoints Edgewood to engage in activities principally intended to result in the sale of Investment A Shares of the above-listed Funds ("Shares"). Pursuant to this appointment, Edgewood is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Investment Company and to provide, or cause others to provide, shareholder services with respect to those Shares that are held by their respective clients from time to time.

   2. During the term of this Agreement, Edgewood, as agent of the Investment Company will direct the Investment Company to pay Edgewood and/or Financial Institutions out of the Investment Company's assets pursuant to this Agreement: (i) a monthly fee for distribution-related services computed at the annual rate of 0.25% of the average aggregate net asset value of Investment A Shares held during the month; and (ii) all initial sales loads paid by shareholders during the month in connection with the purchase of Investment A Shares in accordance with the Investment Company's then-current Prospectus and Statement of Additional Information. In addition, Edgewood, as the agent for the Investment Company, will direct the disbursement of a monthly shareholder service fee payable out of the Investment Company's assets to Financial Institutions to be computed at the annual rate of 0.25% of the average aggregate net asset value of Investment A shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

   3. Edgewood will enter into separate written agreements with various Financial Institutions to provide certain of the services set forth in Paragraph 1 herein. Edgewood, as agent for the Investment Company, will cause Financial Institutions to be paid out of the Investment Company's assets a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Investment Company and/or by Edgewood as agent for the Investment Company.

   4. Edgewood will prepare reports to the Board of Trustees of the Investment Company on a quarterly basis showing amounts expended hereunder including amounts paid to Financial Institutions and the purpose for such expenditures.



      In consideration of the mutual covenants set forth in the Distributor's Contract dated June 23, 2006, between the Investment Company and Edgewood, the Investment Company executes and delivers this Exhibit on behalf of the Funds, and with respect to the Share Classes thereof, first set forth in this Exhibit.

   Witness the due execution hereof this 30th of April, 2007.


I.    THE HUNTINGTON FUNDS           EDGEWOOD SERVICES, INC.



By:  /s/ B. Randolph Bateman         By:  /s/ Charles L. Davis. Jr.
Name:  B. Randolph Bateman           Name: Charles L. Davis, Jr.
Title: President                     Title:President